UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.)

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Filed by a Party other than the Registrant [   ]

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[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Under Rule 14a-12

Insured Municipal Income Fund Inc.

(Name of Registrant as Specified In Its Charter)

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On June 5, 2009, Insured Municipal Income Fund Inc. (the “Fund”) made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying WHITE proxy card with respect to the Annual Meeting of Shareholders of the Fund to be held on August 12, 2009.

UBS Global Asset Management
(Americas) Inc.
51 West 52nd Street
New York, NY 10019
Tel. 888-793 8637
Closed-End Funds Desk
www.ubs.com

Media release

For immediate release

Insured Municipal Income Fund Inc. – Support the incumbent directors for fair, equal and expeditious treatment of all shareholders

Contact: UBS Global Asset Management Closed-End Funds Desk, 888-793 8637

New York, August 10, 2009 — Insured Municipal Income Fund Inc. (the “Fund”) (NYSE: PIF) today reiterated information previously made public but, apparently, not considered by Bulldog Investors General Partnership (“BIGP”) and its principal, Phil Goldstein, in their statements on Friday, August 7, 2009.

•	Liquidation will be submitted to a shareholder vote promptly. As previously stated, if re-elected at the August 12, 2009 annual stockholders meeting, the current Board will submit to shareholders a proposal to liquidate the Fund. The Board members will actively support the liquidation proposal, and the Fund will engage in a proxy solicitation campaign to garner support for the liquidation proposal. The Board will schedule a shareholder meeting with a record date that will occur before the end of September 2009. The meeting date will be before the end of October 2009.

•	Liquidation would benefit all holders of the Fund’s common stock. Contrary to Mr. Goldstein’s statements of August 7, 2009, this is not a “last minute ploy to retain control of the Fund.” In light of the significant share positions accumulated by activist investors and their plans to conduct substantial tender offers, the Board has concluded that only liquidation of the Fund will allow ALL of the Fund’s common shareholders to be treated equitably and receive NAV for their entire investment in the Fund. The Board’s proposed approach would benefit long-term retail investors with relatively small positions, some of whom may have been with the Fund since its inception in 1993, as well as the largest institutional investors - who because of the size of their shareholdings and the limited daily share trading volume on the NYSE - may not be able to easily sell their share positions without driving down the price of their shares.

Closed-End Funds Desk
August 10, 2009

•	The Fund’s outstanding Auction Preferred Shares would also be redeemed. Upon shareholder approval of the liquidation, the Fund will promptly activate the mechanisms necessary to call and redeem ALL of the Fund’s Auction Preferred Shares (“APS”). APS holders would receive payment of their full liquidation preference, plus such other amounts (e.g., accrued interest for the current dividend rate period) as specified in the Fund’s charter documents.

•	Liquidation will occur as promptly as possible after shareholder approval is obtained. Liquidation must be accomplished in accordance with the procedures specified in the Fund’s charter documents and applicable law. As part of this process, the Fund will liquidate portfolio securities and reduce its entire portfolio of investments to cash or very short-term tax-exempt municipal obligations. This will enable payment to be made to redeem the APS as well as to pay the net asset value per share to common shareholders as part of a “liquidating dividend/distribution.” Based on current information, the Fund sees no reason why liquidation payments could not be made to all investors well before the end of 2009 if shareholder approval is obtained in October. It is not in anyone’s interest to draw out this process, and the Board members and the Fund’s advisor want to complete the liquidation of the Fund as expeditiously and responsibly as possible.

•	Shareholders should ask themselves who is better positioned to realize the best value for their common shares as part of an orderly liquidation. The municipal bond market in which the Fund is invested is a highly fragmented dealer market, where the ability to obtain best execution of a trade often depends on a seller’s knowledge of the market for a particular bond and familiarity with the other investors in the market. The Fund’s current advisor, UBS Global Asset Management (Americas) Inc. (“UBS Global AM”), has years of experience managing municipal bond portfolios. It has the practical knowledge of the municipal bond market and contacts with other large, sophisticated institutional buyers of such securities to enable it to seek best execution of the multiple transactions necessary to sell the Fund’s portfolio of hundreds of millions of dollars of municipal bonds. UBS Global AM believes that carefully managing transaction costs during an orderly liquidation of the Fund’s portfolio would result in shareholders obtaining a much better liquidation value than could be obtained by a less experienced advisor with less understanding of this marketplace.

•	Any successor investment adviser would have to be approved by Fund shareholders. If Phil Goldstein and his nominees are elected, some advisor - yet to be identified and appointed by BIGP’s hand-picked slate of nominees - will end up managing the Fund’s assets by mid-October 2009. (As previously indicated, if the dissident Board assumes control, UBS Global AM will terminate its investment advisory and administration agreement with the Fund. Such termination will become effective in mid-October under the terms of the agreement.) While SEC rules permit a successor board to appoint an interim

Closed-End Funds Desk
August 10, 2009

investment advisor on its own for the Fund, such approval would be subject to convening a special meeting of shareholders and obtaining the statutorily sufficient votes at a meeting to approve a contract with that as yet unknown and unnamed advisor.

•	There are many uncertainties that would arise out of a victory by the BIGP nominees. What would happen to the Fund if a sufficient majority of shareholders do not vote to approve a contract with the replacement for UBS Global AM? What advisor would be interested in taking on the task of managing the Fund under strained circumstances knowing that its advisory contract - and approval of its contractual advisory fees - is subject to uncertainties related to some future shareholder meeting? If sufficient votes are not obtained at such a special meeting of shareholders to approve a new advisory contract, the Fund could be forced to bear the expense of possible multiple shareholder meetings, each attempting to obtain the required level of voting to approve an advisory contract with a new management company. What will be the transaction costs to the Fund if a new advisor “repositions” the Fund’s portfolio to better align with its own investment style? What impact could such uncertainty have on the market price of the Fund’s shares? We believe that these uncertainties are far greater than those attendant to a vote to liquidate the Fund. The current vote tally reports as of Friday, August 7, indicate that in excess of 60% of the Fund’s outstanding shares are voting in favor of the proposal recommending that the Board take action to afford common and preferred shareholders an opportunity to realize the net asset value of their shares. The only certain way to accomplish this, given the turn of events, is to let the current Board liquidate the Fund.
•	The current Board initiated the liquidation proposal. The Fund’s Board has repeatedly issued letters and press releases communicating to shareholders. In these, it has put forth concrete information responding to investor questions. Mr. Goldstein asks “[w]hat recourse will shareholders have if the incumbent directors subsequently stall the liquidation process or change their minds entirely?” The current Board has no interest in “playing games” – it is interested in taking a course of action that allows it to fulfill its responsibilities and protect the interests of all investors. While the Board would find it unfortunate if it is not reelected and allowed to oversee the process of the final liquidation of the Fund later this year, at least the current Board members have done what they believed appropriate to make the best of a difficult situation.

•	The Board has taken action to protect the interests of the Fund and its shareholders. The Fund has incurred costs in dealing with the multiple efforts to force it to radically change what had been a respectably performing closed-end Fund with a track record of providing an uninterrupted stream of tax-free income through monthly dividends to investors since 1993. In light of relevant circumstances, the Fund might also bear the costs of BIGP’s proxy solicitation efforts, which had been estimated at $150,000. The current Board has a duty to

Closed-End Funds Desk
August 10, 2009

consider what is in the best interests of the Fund, and based upon that, it is acting to protect the Fund. Given where things stand now, the current Board is taking steps to expeditiously move forward in what it believes to be in the best interests of the Fund and ALL its shareholders, large and small.

______________________________

In connection with the August 12, 2009 Annual Meeting, the Fund has filed a proxy statement and additional soliciting materials with the Securities and Exchange Commission (the “SEC”). Investors and security holders are strongly advised to read these materials because they contain important information about the annual meeting. Free copies of these materials are available on the SEC’s website at www.sec.gov.

The Fund urges its shareholders to support the Fund’s incumbent directors by completing, signing and dating the WHITE proxy card they have received, and NOT to sign any GREEN or any other color proxy card they may receive from BIGP. Shareholders who have previously signed a GREEN proxy card are urged to revoke that proxy by signing, dating and mailing the Fund’s WHITE proxy card.

Shareholders who have questions concerning the current proxy solicitation, or who need assistance in revoking any proxy they may have previously granted, should contact Georgeson Inc., the Fund’s proxy solicitor, toll free at: 1-877-278-9670.

Insured Municipal Income Fund Inc. is a closed-end management investment company normally investing substantially all of its assets in a diversified portfolio of tax-exempt municipal obligations, with common and preferred shares outstanding. Under normal circumstances, the Fund invests at least 80% of its net assets (including the amount of borrowing for investment purposes) in Insured Municipal Obligations, the income from which is exempt from regular federal income tax.

– END OF PRESS RELEASE –